Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 29, 2015 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated March 25, 2015 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated
March 25, 2015 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 11 to the Registration Statement (Form N-4, No. 333-171650) of Principal Life Insurance Company Separate Account B and the related prospectus of the Principal Lifetime Income Solutions.
/s/Ernst & Young LLP
Des Moines, Iowa
July 30, 2015